EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 5 to the registration statement on Form S-1 of NEXX Systems, Inc. of our report dated April 6, 2010, except for the changes to Note 16 related to the cash flow statement, as to which the date is May 14, 2010, and related to earnings per share, as to which the date is June 7, 2010, relating to our audits of the consolidated financial statements appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/S/ MCGLADREY & PULLEN, LLP

Burlington, Massachusetts
July 19, 2010